Exhibit 99.1

News Release

Superior Reports Fourth Quarter and Full Year 2020 Financial Results

Portfolio delivered significant growth above market

Execution drove margin expansion and solid cash generation

Fourth Quarter and Full Year 2020 Financial Highlights:

•	Q4 net sales of $338M; Value-Added Sales[1] of $202M, a 12%[2] increase YoY

•	Q4 portfolio delivered 12% Content per Wheel[1] growth and growth over market of 11%[2]

•	Q4 net loss of $21M; Adjusted EBITDA[1] increased 25% YoY to $47M

•	Reduced funded debt to $643M and Net Debt[1] to $491M; $28M reduction in Q4

•	FY 2020 cash from operations of $150M; Free Cash Flow[1] increased 10% YoY to $87M

SOUTHFIELD, MICHIGAN – March 5, 2021 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the fourth quarter and fiscal year ended December 31, 2020.

($ in millions, units in thousands)	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Units
North America	2,264	2,177	7,716	9,795
Europe	2,193	2,289	7,478	9,451

Global	4,457	4,466	15,194	19,246
Net Sales
North America	$168.9	$150.7	$550.1	$704.3
Europe	168.8	159.6	550.7	668.2

Global	$337.7	$310.3	$1,100.8	$1,372.5
Value-Added Sales (1)
North America	$91.7	$74.7	$296.4	$344.8
Europe	109.8	98.8	351.9	410.5

Global	$201.5	$173.4	$648.3	$755.3

“2020 proved to be an inflection point for Superior. Despite the immense operational challenges due to the pandemic, we remained committed to executing on our key initiatives while following our COVID-19 playbook. During the year we delivered substantial cash flow, operating performance improvement, and enhanced margins after the COVID-19-related shutdowns. We captured tailwinds from the portfolio shift towards premium, larger diameter wheels, which supported our growth above market in 2020. Further, we realized the benefits of the structural cost improvements and working capital initiatives implemented throughout the year, leading to the second consecutive year of substantial Free Cash Flow1 generation,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Based on Value-Added Sales Adjusted for Foreign Exchange; comparison vs. Q4 NA and Western and Central EU industry production per February 16th, 2021 IHS.

Mr. Abulaban continued, “Overall, I am pleased with our results and our progress in achieving our long-term value-creation initiatives. We look forward to continuing this momentum throughout 2021 as we leverage our differentiated technology portfolio to further position Superior for growth and deliver value to our shareholders, customers, and other stakeholders.”

Fourth Quarter Results

Net sales for the fourth quarter of 2020 were $338 million, compared to net sales of $310 million in the prior year period. Value-Added Sales, a non-GAAP financial measure, were $202 million for the fourth quarter of 2020 compared to $173 million in the prior year period. Value-Added Sales Adjusted for Foreign Exchange, a non-GAAP financial measure, increased 12%, or 11% above market, which was driven by the ongoing portfolio shift to larger diameter wheels with more premium content. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross profit for the fourth quarter of 2020 was $33 million, compared to $27 million in the prior year period. The increase in gross profit for the quarter was due to stronger product mix, which resulted in higher sales, and structural cost improvements, partially offset by operating costs associated with the virus of approximately $3 million.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2020 were $16 million, compared to $17 million in the prior year period. The decrease in SG&A was driven by lower hiring and separation costs and other cost reduction initiatives.

Operating income for the fourth quarter of 2020 was $18 million, compared to a loss from operations of $92 million in the prior year period. The increase in operating income for the quarter was driven by the goodwill and indefinite-lived intangible asset impairment incurred in the prior year period totaling $102 million, as well as higher gross profit and lower SG&A expenses in the fourth quarter of 2020 as discussed above.

The income tax provision for the fourth quarter of 2020 was $26 million on pre-tax income of $5 million. The tax provision for the quarter was primarily driven by a valuation allowance recorded against deferred tax assets in the U.S. This non-cash charge does not affect our ability to use these deferred tax assets to offset taxable income in future periods.

For the fourth quarter of 2020, the Company reported a net loss of $21 million, or a loss per diluted share of $1.16 including the impact of $0.19 per share loss from restructuring, change in fair value of preferred derivative, and net other items and the impact of $0.92 per share related to the valuation allowance on deferred tax assets as described above. This compares to a net loss of $99 million, or loss per diluted share of $4.25, in the fourth quarter of 2019. See “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $47 million for the fourth quarter of 2020, or 23.2% of Value-Added Sales, which compares to $38 million, or 21.6% of Value-Added Sales, in the prior year period. The increase in Adjusted EBITDA was driven by stronger product mix, which resulted in higher sales, and structural cost improvements. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $58 million in the fourth quarter of 2020, compared to cash provided by operating activities of $61 million during the fourth quarter of 2019. Free Cash Flow, a non-GAAP financial measure, for the fourth quarter was $42 million, compared to $38 million in the prior year period. Free Cash Flow in the fourth quarter of 2020 benefited from improved financial performance, lower cash taxes, and lower capital expenditures, which were partially offset by a lower source of working capital during the quarter compared to the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Full Year 2020 Results

Net sales for 2020 were $1,101 million, compared to net sales of $1,372 million in 2019. Value-Added Sales, a non-GAAP financial measure, were $648 million for 2020, compared to $755 million in the prior year. The decrease was driven by lower unit shipments, partially offset by stronger product mix. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for 2020 was $66 million, compared to $116 million in the prior year. The decrease in gross profit was due to lower sales driven by COVID-19, partially offset by temporarily closing manufacturing facilities, reducing personnel and other operating expenses, reducing structural costs, as well as stronger mix, which supported higher sales.

SG&A expenses for 2020 were $52 million, compared to $64 million in the prior year. The decrease in SG&A was primarily due to temporary initiatives including reduced compensation, discretionary spending, and travel expenses, in addition to permanent cost actions.

The loss from operations for 2020 was $180 million, compared to a loss of $50 million in the prior year, reflecting lower gross profit as previously described and higher non-cash impairments of goodwill and indefinite-lived intangible assets, partially offset by lower SG&A expenses.

The income tax provision for 2020 was $15 million. This compares to an income tax provision for the year ended 2019 of $3 million. The increased tax provision is primarily due to the recognition of a valuation allowance on deferred tax assets partially offset by a favorable split of jurisdictional pre-tax income. Cash taxes for 2020 were $7 million.

For 2020, the Company reported a net loss of $244 million, or loss per diluted share of $10.81, including the impact of $8.13 per share from restructuring, change in fair value of preferred derivative, impairment, and net other items. This compares to net loss of $97 million, or loss per diluted share of $5.10, in 2019. See “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $129 million, or 20.0% of Value-Added Sales, in 2020, which compares to $169 million, or 22.3% of Value-Added Sales, in 2019. The decrease in Adjusted EBITDA was driven by lower volumes due to COVID-19, partially offset by improved product mix and the cost saving initiatives previously listed. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported cash provided by operating activities of $150 million for the full year 2020, compared to cash provided by operating activities of $163 million in 2019. For the full year, Free Cash Flow, a non-GAAP financial measure, was $87 million, compared to $79 million in the prior year period. The improvement in Free Cash Flow compared to the prior year period was driven by a higher source of working capital, lower capital expenditures, and lower dividends partially offset by lower earnings. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of December 31, 2020, Superior had funded debt of $643 million and Net Debt, a non-GAAP financial measure, of $491 million, compared to funded debt of $631 million and Net Debt of $553 million as of the end of the prior year period. The improvement in Net Debt of $62 million during the full year was supported by cash flow generation as described above, partially offset by an increase related to Superior’s Euro-denominated debt as the Euro strengthened relative to the US Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2021 Outlook

Based on IHS’ latest forecast and management’s estimates for 2021, Superior assumes industry production in North America and Europe to increase year-over-year in 2021 by 20% and 10%, respectively. Based on this outlook for industry production and Superior’s portfolio, the Company’s full year 2021 outlook is as follows:

FY 2021
Unit Shipments	16.9 - 17.7 million
Net Sales	$1.30 - $1.37 billion
Value-Added Sales	$740 - $780 million
Adjusted EBITDA	$160 - $180 million
Cash Flow from Operations	$110 - $130 million
Capital Expenditures	Approximately $75 million

Value-Added Sales and Adjusted EBITDA are non-GAAP measures as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2021 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Friday, March 5, 2021. The conference call may be accessed by dialing 800-367-2403 for participants in the U.S./Canada or +1 334-777-6978 for participants outside the U.S./Canada using the required conference ID 8857902. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for FX on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2021 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Net Sales	$337.7	$310.3	$1,100.8	$1,372.5
Cost of Sales	304.4	283.4	1,035.1	1,256.4

Gross Profit	$33.3	$26.9	$65.6	$116.1
SG&A Expenses	15.9	17.1	52.4	63.9
Impairment of Goodwill and Indefinite-Lived Intangibles	—	102.2	193.6	102.2

Income (Loss) From Operations	$17.5	$(92.4)	$(180.4)	$(50.1)
Interest Expense, net	(11.0)	(11.5)	(45.4)	(47.0)
Other (Expense) Income, net	(1.9)	0.6	(2.8)	4.0

Income (Loss) Before Income Taxes	$4.6	$(103.3)	$(228.7)	$(93.0)
Income Tax Benefit (Provision)	(26.0)	4.3	(14.9)	(3.4)

Net Loss	$(21.4)	$(99.0)	$(243.6)	$(96.5)
Loss Per Share:
Basic	$(1.16)	$(4.25)	$(10.81)	$(5.10)
Diluted	$(1.16)	$(4.25)	$(10.81)	$(5.10)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,592	25,128	25,498	25,099
Diluted	25,592	25,128	25,498	25,099

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	12/31/2020	12/31/2019
Current Assets	$383.6	$354.2
Property, Plant and Equipment, net	522.1	529.3
Intangibles and Other Assets	203.6	428.4

Total Assets	$1,109.3	$1,311.9

Current Liabilities	$231.1	$191.1
Long-Term Liabilities	718.6	701.6
Redeemable Preferred Shares	179.4	161.0
European Non-controlling Redeemable Equity	1.7	6.5
Shareholders’ Equity (Deficit)	(21.5)	251.7

Total Liabilities and Shareholders’ Equity (Deficit)	$1,109.3	$1,311.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Net Loss	$(21.4)	$(99.0)	$(243.6)	$(96.5)
Depreciation and Amortization	25.0	23.2	98.2	100.7
Income tax, Non-cash changes	26.9	—	7.5	(3.5)
Impairments of Goodwill and Indefinite-Lived Intangibles	—	102.2	193.6	102.2
Stock-based Compensation	1.6	2.0	2.4	5.7
Amortization of Debt Issuance Costs	0.9	1.2	4.0	4.8
Other Non-cash items	7.3	(1.2)	5.8	(0.7)
Changes in Operating Assets and Liabilities:
Accounts Receivable	32.1	57.2	28.1	26.7
Inventories	(8.4)	(3.8)	20.9	5.3
Other Assets and Liabilities	(0.3)	(12.9)	11.3	7.4
Accounts Payable	(2.9)	(3.7)	24.5	7.5
Income Taxes	(3.3)	(4.8)	(2.5)	3.1

Cash Flow Provided By Operating Activities	$57.6	$60.5	$150.1	$162.8
Capital Expenditures	(11.4)	(16.7)	(45.0)	(64.3)
Proceeds from Sale of Property, Plant and Equipment	—	—	0.9	—
Other Investing Activities	—	—	—	9.6

Cash Flow Used In Investing Activities	$(11.4)	$(16.7)	$(44.2)	$(54.7)
Proceeds from the Issuance of Long-term Debt	—	—	11.7	—
Debt Repayment	(0.8)	(11.0)	(25.7)	(46.0)
Proceeds from Borrowings on Revolving Credit Facility	—	44.4	313.8	114.0
Repayments of Borrowings on Revolving Credit Facility	—	(44.4)	(316.9)	(114.0)
Cash Dividends	(3.4)	(3.4)	(13.6)	(22.6)
Purchase of Non-controlling Redeemable Shares	—	(2.8)	(5.0)	(6.7)
Payments Related to Tax Withholdings for Stock-Based Compensation	(0.5)	—	(0.5)	(0.1)
Finance Lease Payments	(0.2)	(0.2)	(1.0)	(1.2)

Cash Flow Used In Financing Activities	$(4.9)	$(17.4)	$(37.1)	$(76.6)
Effect of Exchange Rate on Cash	0.1	2.2	5.6	(1.1)

Net Change in Cash	$41.3	$28.6	$74.5	$30.4
Cash - Beginning	111.1	49.3	77.9	47.5

Cash - Ending	$152.4	$77.9	$152.4	$77.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars, except per share, and Shares in Millions)

	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Basic EPS Calculation(1)
Net Loss	$(21.4)	$(99.0)	$(243.6)	$(96.5)
Less: Accretion of Preferred Stock	(4.8)	(4.3)	(18.4)	(16.5)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.6)	(14.5)
Less: European Noncontrolling Redeemable Equity Dividends	—	—	(0.2)	(0.6)

Numerator	$(29.6)	$(106.7)	$(275.8)	$(128.0)
Denominator: Weighted Avg. Shares Outstanding	25.6	25.1	25.5	25.1

Basic Loss Per Share	$(1.16)	$(4.25)	$(10.81)	$(5.10)

Diluted EPS Calculation(1)
Net Loss	$(21.4)	$(99.0)	$(243.6)	$(96.5)
Less: Accretion of Preferred Stock	(4.8)	(4.3)	(18.4)	(16.5)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.6)	(14.5)
Less: European Noncontrolling Redeemable Equity Dividends	—	—	(0.2)	(0.6)

Numerator	$(29.6)	$(106.7)	$(275.8)	$(128.0)
Weighted Avg. Shares Outstanding-Basic	25.6	25.1	25.5	25.1
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	25.6	25.1	25.5	25.1

Diluted Loss Per Share	$(1.16)	$(4.25)	$(10.81)	$(5.10)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended December 31, 2020 and 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Twelve Months		Location on Income Statement
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Before Tax Impact on Net Income (Loss)
Acquisition, Integration, Certain Hiring & Separation Costs	$(0.7)	$(1.7)	$(2.9)	$(4.8)	SG&A
Acquisition, Integration, Certain Hiring & Separation Costs	(0.8)	—	(6.4)	(1.7)	COGS
Restructuring Costs	(2.5)	(1.8)	(8.7)	(14.8)	COGS
Debt Extinguishment Gains	—	0.2	—	3.7	Other Income
Change in Fair Value of Preferred Derivative	(1.6)	(0.5)	(1.6)	(0.8)	Other Income
Impairment of Goodwill and Indefinite-Lived Intangibles	—	(102.2)	(193.6)	(102.2)	Operating Income

Total Before Tax Impact on Net Income (Loss)	$(5.6)	$(106.0)	$(213.1)	$(120.6)
After Tax Impact on Net Income (Loss)	$(4.9)	$(104.7)	$(207.2)	$(116.8)
Impact on Earnings (Loss) Per Share	$(0.19)	$(4.17)	$(8.13)	$(4.65)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions, except per wheel, and Units in Thousands)

Value-Added Sales; Value-Added Sales Adjusted for FX; and Content per Wheel
	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Net Sales	$337.7	$310.3	$1,100.8	$1,372.5
Less: Aluminum Value and Outside Service Provider Costs	(136.2)	(136.9)	(452.5)	(617.2)

Value-Added Sales	$201.5	$173.4	$648.3	$755.3
Impact of FX on Value-Added Sales	(7.6)	—	(9.2)	—

Value-Added Sales Adjusted for FX	$193.9	$173.4	$639.1	$755.3

Wheels Shipped	4,457	4,466	15,194	19,246
Content per Wheel	$43.50	$38.84	$42.06	$39.25

Adjusted EBITDA	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Net Loss	$(21.4)	$(99.0)	$(243.6)	$(96.5)
Adjusting Items:
• Interest Expense, net	11.0	11.5	45.4	47.0
• Income Tax (Benefit) Provision	26.0	(4.3)	14.9	3.4
• Depreciation	18.4	18.4	72.8	75.8
• Amortization	6.6	4.8	25.4	24.9
• Acquisition, Integration, Hiring/Separation/Restructuring Costs, and Other	5.6	3.7	19.5	10.9
• Factoring Fees	0.6	0.2	1.4	1.0
• Impairment of Goodwill and Indefinite-Lived Intangibles	—	102.2	193.6	102.2

	$68.2	$136.5	$372.9	$265.2

Adjusted EBITDA	$46.8	$37.5	$129.4	$168.8

Free Cash Flow	Three Months		Twelve Months
	4Q 2020	4Q 2019	YTD 2020	YTD 2019
Cash Flow Provided By Operating Activities	$57.6	$60.5	$150.1	$162.8
Cash Flow Used In Investing Activities	(11.4)	(16.7)	(44.2)	(54.7)
Less: Cash Payments for Non-debt Financing Activities	(3.9)	(6.2)	(19.1)	(29.4)

Free Cash Flow	$42.3	$37.6	$86.8	$78.7

Net Debt

	12/31/2020	12/31/2019
Long Term Debt (less current portion)	$637.1	$626.6
Short Term Debt	6.1	4.0

Total Debt	643.2	630.6
Less: Cash and Cash Equivalents	(152.4)	(77.9)

Net Debt	$490.8	$552.7

Outlook for Full Year 2021 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,300.0	$1,370.0
Less: Aluminum Value and Outside Service Provider Costs	(560.0)	(590.0)

Value-Added Sales Outlook	$740.0	$780.0